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                                                                   EXHIBIT 5.1






                                 March 25, 1994


Farah Incorporated
8889 Gateway West
El Paso, Texas 79925

Ladies and Gentlemen:

         This firm has acted as counsel for Farah Incorporated, a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on March 25, 1994 (the "Registration Statement"), in connection with the proposed offering of an aggregate of 2,600,000 shares of common stock, no par value per share, of the Company (the "Shares") of which 1,400,000 Shares are to be sold by the Company and 1,200,000 Shares are to be sold by a certain shareholder of the Company (the "Selling Shareholder"). Up to 390,000 additional shares of common stock, no par value per share (the "Option Shares"), are subject to an over-allotment option to be granted by the Company. Capitalized terms used and not defined herein have the respective meaning given such term in the Registration Statement.

         In reaching the opinion set forth below, this firm has reviewed the Company's Amended and Restated Articles of Incorporation and Bylaws, minutes of the meetings of the Company's Board of Directors, the form of Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement"), certificates of public officials, and matters of law that this firm deemed relevant.

         Based on and subject to the foregoing and subject further to the assumptions, exceptions, and qualifications stated below, this firm expresses the opinion that each of the Shares and Option Shares registered pursuant to the Registration Statement, when and if delivered in accordance with the terms of the Underwriting Agreement without further amendment to the form reviewed, will be legally issued, fully paid, and non-assessable.

         The opinion expressed above is subject to the following assumptions, exceptions, and qualifications:

         This firm has assumed that (a) all information contained in all documents reviewed by this firm is true and correct, (b) all signatures on all documents reviewed by this firm are genuine, (c) all
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Farah Incorporated
March 25, 1994


documents submitted to this firm as originals are true and complete, (d) all documents submitted as copies are true and complete copies of the originals thereof, (e) each natural person signing any document reviewed by this firm had the legal capacity to do so, (f) each person signing in a representative capacity any document reviewed by this firm had authority to sign in such capacity, and (g) the laws of any jurisdiction other than Texas that govern any of the documents reviewed by this firm do not modify the terms that appear in any such document.

         The opinion expressed above is limited to the laws of the State of Texas and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             BAKER & MCKENZIE



                                             By: _______________________________
                                                 Daniel W. Rabun
                                                 For the Firm